Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in both this Amendment No. 4 to Form S-4 Registration Statement of our report dated March 6, 2020, (which includes an explanatory paragraph relating to CF Finance Acquisition Corp.’s ability to continue as a going concern) relating to the balance sheets of CF Finance Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018 and to the reference to our Firm under the caption “Experts” in the Registration Statements.

/s/ WithumSmith+Brown, PC

New York, New York
October 13, 2020